Exhibit 10.1

August 3, 2018

Jonathan N. Potter

250 Putnam Road

New Canaan, CT 06840

Re:         Separation Agreement

Dear JP,

The purpose of this letter is to confirm our understanding and agreement with respect to the terms and conditions on which you will be stepping down from your position of Chief Marketing Officer of The Boston Beer Company, Inc. (the “Company”) and as an officer of the Company’s subsidiaries (the Company and its subsidiaries are sometimes referred to in this letter as “we” or “our”).  These terms and conditions are as follows:

1.Separation from Employment.  Your last day of employment with the Company will be July 31, 2018 (the “Separation Date”). You shall continue to be paid your salary, at its current rate, and shall receive the benefits you currently receive, provided you continue to make your employee contribution therefor, through the Separation Date.  You shall be paid your accrued but unused vacation pay (5 days) on the Separation Date. As of the close of business on July 17, 2018 you will be relieved of further duties and responsibilities, and will no longer be authorized to transact business on behalf of Company.  You will retain access to your Company email account through the close of business on July 18, 2018.

2.Consideration.  Provided you execute this Agreement, do not revoke your acceptance of it, and fully comply with all of the terms and conditions of this Agreement, the Company shall:

(a)Pay you an amount equal to twenty-two (22) weeks of your salary at the current rate (namely, $18,923.08, per bi-weekly pay period), less applicable federal, state, local and other employment-related deductions, payable in eleven (11) bi-weekly installments, with the first installment being due and payable on August 10, 2018 and the last installment being due and payable on December 28, 2018 (except in the event that the Effective Date, as defined in Paragraph 9, is after August 10, 2018, in which case the first installment payment shall be pushed back two weeks such that two installments will be paid on August 24, 2018); and

(b)Pay you $387,321, less applicable federal, state, local and other employment related deductions, in a lump sum payment on January 31, 2019 in recognition of your contributions to the organization during your employment.

(c)Pay you $100,000, less applicable federal, state, local and other employment related deductions, in a lump sum payment on March 31, 2019 in recognition of your contributions to the organization during your employment.

(d)Continue to pay our portion of the premium for your health and dental benefits that you are currently receiving as a Company benefit through the Separation Date (the “Company’s

Share”).  The Separation Date serves as a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and, hence, health and dental coverage and premiums paid after the Separation Date are pursuant to COBRA.  After the Separation Date, the Company will pay the Company’s Share for coverage through December 31, 2018, provided that you timely elect continuation of coverage under COBRA and have made payments of the appropriate amounts due.  Thereafter, your medical and dental benefits will be continued at your sole cost only to the extent available under COBRA. The Company will forward to you separate correspondence regarding his COBRA rights prior to the termination of your current benefits.  You shall have the right to continue certain other benefits in accordance with any conversion options that exist under Company’s benefit plans.

(e)Clawback.  In the event that you start a new position with another company within ninety (90) days of the Effective Date, you hereby acknowledge that you will forfeit: (i) the Consideration outlined in Section 2(a) after that start date; and (ii) the Consideration outlined in Section 2(b) in full.  After the expiration of ninety (90) days you shall be entitled to receive the Consideration described in Sections 2 (a) and (b) in full, regardless of whether or not you obtain employment. In the event that you are employed by another company on or before March 31, 2019, you hereby acknowledge that you will forfeit the Consideration outlined in Section 2(c) in full. We will inquire as to your employment status on or before the respective dates.

You acknowledge and agree that the benefits and the other consideration provided for in this Section 2 are not otherwise due or owing to you under any employment agreement (oral or written) with the Company or any Company policy or practice, and that the consideration provided for herein is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the Company and you.  You further acknowledge that, except for the specific financial consideration set forth in this Agreement, you are not and shall not in the future be entitled to any other compensation or benefit from the Company including, without limitation, other wages, commissions, bonuses, options, stock awards, vacation pay, holiday pay or any other form of compensation or benefit.

3.Covenants of Mr. Potter.   You expressly acknowledge and agree to the following:

(a)that by the Separation Date you will have returned to the Company all Company documents (and any copies thereof in whatever format) and any and all Company property, including but not limited to, computer hardware and software, other equipment, books, manuals, keys or access badges to the Company facilities and credit cards issued by the Company, and that you shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(b)that you will not reveal to any person, association or company any trade secrets or confidential information of the Company, except as may be required by the law to be disclosed, provided that you use your best efforts to notify the Company orally and in writing before making any such intended disclosure;

(c)that you will keep secret all such matters that have been entrusted to you by the Company and shall not use or attempt to use any such information in any manner which may injure or cause loss to the Company, whether directly or indirectly, and that you will not trade in the Company’s stock while in possession of material, non-public information about the Company;

(d)that you will comply with your obligations contained in the Employment Agreement previously executed by on July 31, 2016, and made a part hereof, to the extent permitted by applicable law.  The period covered by the covenant not to compete and non-solicitation agreement shall commence as of the Separation Date; and

(e)that the violation of any of the foregoing covenants by you would constitute a material breach of this Agreement which would entitle the Company to cease making any further payments set forth Section 2, and to recover some or all consideration paid or benefits provided pursuant to Section 2 hereof, as well as attorney’s fees and other costs of suit sustained by us in recovering such consideration or benefits, and to be indemnified by you for such attorney’s fees and costs.  You acknowledge that any breach of your obligations hereunder may cause irreparable harm to the Company for which there is no adequate remedy at law, and that the Company, in its sole discretion, in addition to any other remedies available to it, may bring an action or actions for injunctive relief, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance and, if successful, recover the costs and attorneys’ fees incurred by it in such action from you.

4.Reporting.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit you from reporting a possible violation of federal or state law or regulations to the Securities and Exchange Commission or other appropriate agencies.  Such reporting will not result in retaliation or retribution by the Company.  You are not required to notify the Company that you have made any such report.

5.General Release of Claims by Mr. Potter.

(a)You hereby acknowledge and agree that by signing this Agreement and accepting any part of the consideration to be provided to you as set forth herein, you are waiving your right to assert any form of legal claim, known or unknown, against the Company, its officers, directors, investors, stockholders, partners, employees, representatives and attorneys, successors, subsidiaries, related corporations, and any person or entity acting for or on behalf of the Company (the “Releasees”), whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Claim” or “Claims”).  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action against any of the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

(b)Without limiting the foregoing general waiver and release, you specifically waive and release the Releasees from any Claim arising from or related to your employment relationship with the Company or the termination of your employment, including, without limitation:

(i)Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of

1991, the Equal Pay Act, Massachusetts Fair Employment Practices Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts or other state statute;

(ii)Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment.  Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, Massachusetts Wage Act, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute;

(iii)Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(iv)Any other Claim arising under state or federal law.

(c)You understand that there is a risk that after the execution of this Agreement you may discover facts different from or in addition to the facts which you now know.  It is understood that the general release herein shall be, and remain in effect as, a full and complete general release, notwithstanding the discovery of different or additional facts.  You expressly waive your rights under California Civil Code Section 1542, which provides as follows:

A General Release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(d)Notwithstanding the foregoing, this section does not release the Releasees from (i) any obligation expressly set forth in this Agreement or (ii) any right to indemnification to which you may be entitled under the Company’s Articles of Organization or By-laws.

6.Voluntary Agreement.  By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and legal effects of this Agreement, that your agreement and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations to you inconsistent with the provisions of this Agreement or on which you have relied in executing this Agreement, except as expressly set forth herein.

7.Miscellaneous.  In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language in Section 5, such provision will immediately become null and void, leaving the remainder of this Agreement in full force and effect.  However, if any material portion of the general release language in Section 5 is ruled to be unenforceable, you will forfeit the right to receive any amount (and to the extent already received, immediately return) of the consideration outlined in Section 2 of this Agreement to the Company.

8.Entire Agreement/Choice of Law/Enforcement.  You acknowledge and agree that this Agreement supersedes any and all prior and contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.  This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts.  You further agree that you shall submit to the personal jurisdiction of such Massachusetts courts in any such action.

9.Acceptance; Effective Date. You must execute this Agreement and deliver the executed original copy thereof to the Company no later than August 8, 2018 (which you acknowledge and agree is more than twenty-one (21) days from the date of your receipt of this Agreement); otherwise, the offer contained herein shall be deemed withdrawn. For a period of seven (7) days after executing this Agreement, you may revoke this Agreement by providing written notice of such revocation to Human Resources at Boston Beer Corporation, One Design Center Place, Suite 850, Boston MA 02210, and this Agreement shall not become effective or enforceable until said seven (7) day period has expired. If you do not revoke this Agreement during such revocation period, this Agreement shall become effective on the eighth (8th) day following the date of your signature (“Effective Date”).  The Company hereby instructs you to consult with an attorney before executing this Agreement.

10.Mutual Non-Disparagement.

(a)You will not make any statements that are professionally, commercially or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and employees), including but not limited to any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which is intended to harm professionally, commercially or personally the reputation of the Company (including its officers, directors and employees) except as may be required in response to a lawful subpoena or legal process;

(b)The Company will instruct its management team not to make any statements that are professionally or personally disparaging about or adverse to your personal or professional interests and not to engage in any conduct which is intended to harm you personally or professionally.

(c)All inquiries from prospective employers shall be directed to the Company’s HR Department, who shall state the dates of your employment, your title and salary information, and state that it is Company policy not to offer any further information. Upon receiving any further inquiries relating to your separation, the Company will respond in keeping with the below statement:

“During his tenure at Boston Beer, Jon Potter made many significant contributions to the marketing team and the organization. After two years of weekly commuting from Western Connecticut, Jon left Boston Beer in July 2018 to be closer to his family.”

11.Unemployment Compensation. The Company agrees not to challenge any claim for unemployment compensation on the grounds that you resigned voluntarily or otherwise.  However, the Company will not misrepresent any facts to any governmental bodies, and the Company makes no representations as to your entitlement for unemployment compensation, as that determination will be made by the appropriate state agency.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the dates set forth below.

/s/ Marco J. Lopesa			/s/ Jonathan N. Potter
Witness			Jonathan N. Potter

Date:	8-7-18	Date:	08 – 07 - 18

THE BOSTON BEER COMPANY, INC., for itself,
its parents, subsidiaries and affiliates

/s/ Cheryl A. Fisher			By:	/s/ David A. Burwick
Witness			Authorized Signatory

			Date:	8-7-18